Exhibit 10.25
The Laclede Group

2006 Equity Incentive Plan
Restricted Stock Unit Award Agreement

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT is made as of this 1st day of October 2012, between The Laclede Group, Inc. (the “Company”) and Steve Lindsey (the “Participant”).  References in this Agreement to “Company” include Subsidiaries and any entity that succeeds to all or substantially all of the business of The Laclede Group, Inc.

Pursuant to the terms of the Company’s 2006 Equity Incentive Plan, as approved by shareholders in January 2011, (the “Plan”), the award under this Agreement is being made as a special grant of restricted stock units of the Company authorized by the Board of Directors and the Board’s Compensation Committee (“Committee”), subject to the Participant’s acceptance of the terms, conditions and restrictions applicable to the restricted stock units set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto hereby agree as follows:

1.           Award of Restricted Stock Units.  Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Company awards to the Participant Three Thousand Eight Hundred Ninety Nine (3,899) restricted stock units (the “Units”), subject to the terms, conditions and restrictions described in this Agreement and in the Plan (the “Award”).

2.           Award Date.  The Award Date of the Units in this Award is October 1, 2012.

3.           Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the plan administrator, shall govern.  All capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Plan.

4.           Restrictions and Conditions.  The Units are being awarded to Participant subject to the transfer and forfeiture conditions set forth below that shall lapse, if at all, as described in Section 5.

5.           Lapse of Restrictions.  The Participant accepts this Award and agrees that the restrictions relative to the Units shall lapse and Participant shall vest in the Units as follows:

On (“Vesting Date”)	Percentage of Units that shall vest
October 1, 2013	50% Or 1,950 units
October 1, 2014	25% Or 974 units
October 1, 2015	25% Or 975 units

Notwithstanding the foregoing,

(i)
In the event of a Change in Control of the Company (as defined in the Participant’s Severance Benefit Agreement with the Company dated as of October 1, 2012, referred to hereafter as the “Severance Agreement”), the Units shall be deemed earned in full and all restrictions as to such number of Units shall lapse if the Award has not otherwise been forfeited; and

(ii)
If a Participant is terminated by the Company without Cause (as defined by the Plan) or voluntarily resigns for Good Reason (as defined by Severance Agreement) during the period of April 1, 2013 through October 1, 2015, the Units shall be deemed earned in full and all restrictions as to such number of Units shall lapse if the Award has not otherwise been forfeited.

6.           Dividends and Other Shareholder Rights.  Participant shall have no rights as a shareholder of the Company in respect of the Units including the right to vote and to receive cash dividends or dividend equivalents and other distributions until delivery of the shares of Common Stock in settlement of the Units.

7.           Adjustments.  In the event of any Event (as defined in Section 13.1 of the Plan) that the plan administrator determines should result in the adjustment of Common Stock to prevent dilution or enlargement of the benefits intended to be granted hereunder, the plan administrator shall adjust the Award as it deems appropriate to prevent such dilution or enlargement.

8.           Delivery of Certificates or Equivalent.  Upon the lapse of restrictions applicable to the Units, the Company shall deliver to the Participant a certificate or evidence of direct registration of a number of shares of Common Stock equal to the number of Units upon which such restrictions shall have lapsed.  No fractional shares shall be issued.

9.           No Right to Continued Employment.  Nothing in this Agreement shall confer on the Participant any right to continuance of employment by the Company or a subsidiary nor shall it interfere in any way with the right of Participant’s employer to terminate Participant’s employment at any time.

10.           Tax Withholding.  The Company is entitled to withhold applicable taxes for the respective tax jurisdictions attributable to this Award or any payment made in connection with the Units.  Participant may satisfy any withholding obligation by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the restrictions lapse as provided in Section 5 equal to the amount to be withheld.

11.           Confidential Information and Restrictions on Soliciting Employees. Notwithstanding any provision of this Agreement to the contrary, the Participant shall pay to the Company the Fair Market Value of the shares of Common Stock attributable to the Units that vest under this Award, if, during the period beginning on the Award Date hereof and ending 18 months following the date the Participant’s employment with the Company terminates, the Participant: (1) discloses Confidential Information, as defined below, to any person not employed by the Company or not engaged to render services to the Company; or (2) Solicits Employees, as defined below.  Fair Market Value shall be calculated on the date of the first violation of this Section 11.

For purposes of this Section 11, “Confidential Information” means information concerning the Company and the business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) methods of operation and processes; (D) information regarding present and/or future products, developments, processes and systems; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and cost information; (F) personnel data; (G) business plans, marketing plans, financial data and projections; and (H) information received in confidence from third parties.  This provision shall not preclude the Participant from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or subsidiary or from disclosure required by law or court order.

“Solicits Employees” means the Participant’s direct or indirect hire, solicit to hire, or attempt to induce any employee of the Company or a subsidiary (who is an employee of the Company or a subsidiary as of the time of such hire or solicitation or attempt to hire) or any former employee of the Company or a subsidiary (who was employed by the Company or a subsidiary within the 12-month period immediately preceding the date of such hire or solicitation or attempt to hire) to leave the employment of the Company or a subsidiary.

12.           Integration.  This Agreement, and the other documents referred to herein or delivered pursuant hereto that form a part hereof, contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter and may only be amended by mutual written consent of the parties.

13.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, without regard to the provisions governing conflict of laws.

14.           Compliance with Laws and Regulations.  The obligation of the Company to deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.           Non-Transferability.  The Units shall not be transferable by Participant and may not be, sold, assigned, disposed of, or pledged or hypothecated as collateral for a loan or as security for performance of any obligation or for any other purpose until after the restrictions have lapsed as provided in Section 5.

16.           Participant Acknowledgment.  By accepting this Award, the Participant acknowledges receipt of a copy of the Plan, and acknowledges that all decisions, determinations and interpretations of the plan administrator in respect of the Plan and this Agreement shall be final and conclusive.

In addition, the Participant expressly acknowledges that violation by the Participant of Section 11 of this Agreement will obligate the Participant to pay to the Company the Fair Market Value of Common Stock relative to the Units that become vested pursuant to Section 5.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

THE LACLEDE GROUP, INC.

By:	/s/ Suzanne Sitherwood
Title:	Suzanne Sitherwood President and Chief Executive Officer
/s/ Steve Lindsey
Steve Lindsey